EXHIBIT 99.1

Contact:	David Ludvigson	Pam Lord
	Executive Vice President	Atkins + Associates
	858-410-4600	858-527-3494
	dludvigson@nanogen.com	plord@irpr.com

NANOGEN REPORTS 2003 THIRD QUARTER RESULTS

SAN DIEGO, CA (October 29, 2003) – Nanogen, Inc. (NASDAQ: NGEN) today announced its financial results for the third quarter ended September 30, 2003.

Total revenues for the third quarter of 2003 were $1.7 million, consistent with the $1.7 million recorded in the second quarter of 2003 and 12% higher than the $1.6 million reported for the third quarter of the prior year. Product revenues for the third quarter of 2003 were $752,000, 14% higher than the $662,000 recorded in the second quarter of 2003 and 21% lower than the third quarter of 2002. During the quarter, there were 10 commercial transactions for the NanoChip® Molecular Biology Workstation compared to six in the second quarter this year. Of the ten transactions, five were instrument sales, one was a reagent rental agreement, and four were development site agreements. In addition, one instrument was installed as part of a product collaboration.

The loss for the third quarter of 2003 was $7.1 million or $0.33 per share, an improvement of 14% from the loss of $8.2 million or $0.38 per share in the third quarter of 2002 and approximately the same as the loss of $6.9 million or $0.32 per share in the second quarter of this year. The third quarter loss included three significant charges: a $1,024,000 write-down of intangible assets; an increase of $829,000 in inventory reserves; and a realized gain on investments of $778,000 primarily related to the sale of shares of CombiMatrix stock received in 2002 as part of a litigation settlement. After deducting these charges, the third quarter loss would have improved by approximately $900,000 or $0.04 per share as compared to the second quarter of 2003.

The Company’s cash, cash equivalents and short-term investments balance at September 30, 2003 was $32.6 million, an increase of $4.1 million from the June 30, 2003 balance of $28.5 million. The increase was primarily the result of a private equity placement that was completed during the quarter resulting in $7.0 million in gross proceeds. In addition, additional gross proceeds of up to $9.0 million may result from the private equity placement if warrants associated with the financing are exercised.

“I am very pleased with our cash and expense management during the third quarter. We completed the first phase of a private equity placement that added $7.0 million in cash and has the potential to add an additional $9.0 million in the future. In addition, our net operating cash used during the quarter was $4.5 million, almost 50% better than in the second quarter. We also met our goals for continued operating expense improvement,” said Howard Birndorf, chairman and chief executive officer. “During the quarter, we initiated a collaboration to develop infectious disease assays on the Nanogen platform. Our expanding menu of products will continue to target large market opportunities, such as infectious diseases, where there is a growing need for molecular diagnostic products.”

Financial Guidance

For 2003, the expectation for instrument placements continues to be between 35 and 45 instruments. However, product revenue will be less than the $4 million lower level of prior guidance. The expectation for contract and sponsored research revenues continues to be approximately $4 million. The loss for 2003, including the charges discussed above, is expected to be at the high end of our guidance of $27 million to $29 million. Cash, cash equivalents and short-term investments at the end of the year are expected to be approximately $28 to $30 million.

For 2004, the Company anticipates a growth rate in total revenue of approximately 50% as compared to 2003, total operating expenses to run approximately 10% less than the 2003 fourth quarter run rate and an end of the year cash balance of approximately $15 million.

Webcast of the Conference Call

Nanogen management will host a conference call today to discuss the third quarter financial results at 4:30 p.m. Eastern Time. Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com. A telephone replay will be available approximately two hours following the conference call until 11:59 p.m. Eastern Time on October 31, 2003, and can be accessed at (800) 642-1687 for US/Canada participants or (706) 645-9291 for international participants. The conference ID is 3610320 and it will be required to listen to the playback. The webcast will also be archived on Nanogen’s website for 90 days.

About Nanogen

Nanogen, Inc. develops and commercializes molecular diagnostic products for the gene-based testing market. The Company seeks to establish the NanoChip® Molecular Biology Workstation and NanoChip® Cartridge as the standard platform for the detection of genetic mutations and is also developing its technology for forensic and biowarfare applications. Nanogen offers Analyte Specific Reagents and related products to research laboratories and clinical reference labs for the detection of genetic mutations associated with a variety of diseases, including cystic fibrosis, Alzheimer’s disease, hereditary hemochromatosis, cardiovascular disease, beta thalassemia and Canavan disease. The unique, open-architecture design of its NanoChip® System provides laboratories with a flexible platform to develop and validate tests to quickly, accurately, and cost effectively detect mutations associated with the diagnoses, prediction, screening, treatment and monitoring of diseases. The NanoChip® System is intended for laboratory use only. For additional information please visit Nanogen’s website at www.nanogen.com

Note Regarding Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we used non-GAAP adjustments to exclude $1.9 million in reserves and non-cash impairment charges on assets, as well as an offsetting $778,000 gain on the sale of CombiMatrix stock from the loss for the third quarter of 2003. Non-GAAP adjustments are provided to enhance the user’s overall understanding of current financial performance and prospects for the future. Specifically, we believe that the non-GAAP adjustment provides useful information to both management and investors by excluding certain reserves, non-cash impairment charges and investment gains that we believe are not indicative of our operating results, thereby permitting a more meaningful comparison between the loss information for the second and third quarters of 2003. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Forward-Looking Statement

This press release contains forward-looking statements regarding future product revenues, contract and sponsored research revenues, estimates of operating expenses and estimates of future cash balances. These forward-looking statements are based upon current expectations and speak only as of the date hereof. Our actual results may differ materially from those set forth in the forward-looking statements as a result of various factors and uncertainties, including whether patents owned or licensed by the Company will be developed into products, whether the Company’s NanoChip® System can be successfully further commercialized, whether other products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, whether ASRs currently sold by the Company will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip® System, whether current trends in product revenue will continue in the future, the value of our investment in CombiMatrix securities, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward-looking statements.

NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,767	$9,353
Short-term investments	19,787	43,376
Receivables, net	1,696	1,754
Inventories, net	4,972	4,717
Other current assets	1,309	1,781

Total current assets	40,531	60,981

Property and equipment, net	4,922	4,982
Acquired technology rights, net	2,761	4,544
Other assets, net	578	853

	$48,792	$71,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$390	$753
Accrued liabilities	4,017	5,901
Deferred revenue	914	472
Current portion of capital lease obligations	835	805

Total current liabilities	6,156	7,931

Capital lease obligations, less current portion	675	1,134
Other long-term liabilities	3,841	3,085

Total long-term liabilities	4,516	4,219

Minority interest in consolidated subsidiary	223	1,817
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2003 (unaudited) and December 31, 2002	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized; 24,380,010 and 21,981,115 shares issued and outstanding at September 30, 2003 (unaudited) and December 31, 2002, respectively	24	22
Additional paid-in capital	207,336	199,483
Accumulated other comprehensive income	1,904	4,926
Deferred compensation	(134)	(156)
Notes receivable from officers	—	(513)
Accumulated deficit	(170,311)	(145,659)
Treasury stock, at cost, 500,189 and 366,857 shares at September 30, 2003 (unaudited) and December 31, 2002, respectively	(922)	(710)

Total stockholders’ equity	37,897	57,393

	$48,792	$71,360

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues:
Product sales	$752	$957	$1,642	$2,873
License fees	46	—	46	—
Sponsored research	375	354	1,125	980
Contracts and grant	568	240	1,822	1,182

Total revenues	1,741	1,551	4,635	5,035

Operating expenses:
Cost of product sales	1,370	687	2,168	2,080
Research and development	4,280	5,328	13,473	15,220
Selling, general and administrative	3,336	5,428	11,532	15,346
Impairment of acquired technology rights	1,024	452	1,024	452
Litigation and settlement of patent matter	149	(963)	149	(165)

Total operating expenses	10,159	10,932	28,346	32,933

Loss from operations	(8,418)	(9,381)	(23,711)	(27,898)

Interest income, net	97	488	405	1,834
Other income/(expense)	(46)	18	(19)	153
Gain/(loss) on sale of investments	778	—	(2,790)	—
Gain/(loss) on sale of fixed assets	22	—	(131)	—
Minority interest in loss of consolidated subsidiary	488	651	1,594	1,634

Net loss	$(7,079)	$(8,224)	$(24,652)	$(24,277)

Net loss per share – basic and diluted	$(0.33)	$(0.38)	$(1.14)	$(1.12)

Number of shares used in computing net loss per share – basic and diluted	21,781	21,923	21,652	21,732